Exhibit 99.1

Acceleron Announces Closing of Public Offering and Full Exercise of

Underwriters’ Option to Purchase Additional Shares

Cambridge, Mass. — January 28, 2014 - Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases, today announced the closing of its underwritten public offering of 2,760,000 shares of common stock, including 360,000 shares of common stock issued upon the exercise in full by the underwriters of their option to purchase additional shares, at a public offering price of $50.00 per share.  The aggregate net proceeds to the Company, after underwriting discounts and commissions and other estimated offering expenses, were approximately $129 million.  The addition of the net proceeds of this financing, including net proceeds from the exercise of the underwriters’ option, to the 2013 year-end cash balance of approximately $113 million is expected to provide the Company funding into the second half of 2017.

Citigroup and Leerink Partners LLC acted as joint book-running managers for the offering.  Piper Jaffray & Co. acted as lead manager and JMP Securities acted as co-manager for the offering.

A registration statement relating to these securities was declared effective on January 22, 2014.  Copies of the final prospectus relating to the offering may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, or by email at batprospectusdept@citi.com, or by phone at 800-831-9146; or Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by email at Syndicate@Leerink.com, or by phone at 800-808-7525.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Acceleron

Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases.  The company is a leader in understanding the biology of the Transforming Growth Factor-Beta (TGF-b) protein superfamily, a large and diverse group of molecules that are key regulators in the growth and repair of tissues throughout the human body, and in targeting these pathways to develop important new medicines. Acceleron has built a highly productive R&D platform that has generated innovative clinical and preclinical protein therapeutic candidates with novel mechanisms of action.  These protein therapeutic candidates have the potential to significantly improve clinical outcomes for patients with cancer and rare diseases.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements, including statements relating to the sufficiency of the Company’s cash resources to fund operations into the second half of 2017. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those identified under the heading “Risk Factors” included in the prospectus related to the offering, and in other filings that the Company may make with the SEC in the future. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:

Acceleron Pharma:
Kevin F. McLaughlin
Senior Vice President and Chief Financial Officer
617-649-9204

Maureen L. Suda (Media)
Suda Communications LLC
585-387-9248

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